JPMORGAN DISTRIBUTION SERVICES, INC.

BILATERAL NETWORKING AGREEMENT

Bilateral Networking Agreement made by and among the open-end, management investment companies listed on Schedule A (each a “Trust” or a “Corporation” and collectively, the “Trusts”), on behalf of themselves and each of their series or classes of shares (each a “Fund”, collectively, the “Funds”), JPMorgan Distribution Services, Inc. (“JPMDS”), the distributor of the shares of each Fund, and the financial institution executing this Agreement (“Financial Intermediary”).

WHEREAS, JPMDS and Financial Intermediary each are members of the Depository Trust Clearing Corporation (“DTCC”) and have executed and filed with the DTCC the standard Networking Agreement (the “Networking Agreement”);

WHEREAS, JPMDS and Financial Intermediary have separately entered into a Mutual Fund Sales Agreement (the “Dealer Agreement”);

WHEREAS, JPMDS, on behalf of the Funds, and Financial Intermediary desire to participate in Networking with each other pursuant to the terms of the Networking Agreement;

NOW THEREFORE, the parties hereby agree as follows:

1. JPMDS and Financial Intermediary each agree to participate in Networking with the other party pursuant to the terms of the Networking Agreement.

2. To compensate Financial Intermediary for the services provided to its customers under the Networking Level indicated on Schedule B hereto, which services would otherwise be provided by the Funds’ transfer agent, the Funds agree to pay Financial Intermediary Networking Fees for each Fund as indicated on Appendix A hereto. Networking Fees shall be payable quarterly in arrears.

3. Financial Intermediary shall calculate the Networking Fees due at the end of each quarter and shall send an invoice therefor to the Funds. Each invoice shall be accompanied by a statement setting forth the calculation of such Networking Fees amount and any additional information reasonably requested by the Funds.

4. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed and interpreted in accordance with the laws of the State of New York.

5. This Agreement may be terminated by any party without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate, and shall terminate automatically upon termination of the Dealer Agreement.

6. This Agreement may be amended by the JPMDS from time to time by the following procedure. JPMDS will mail a copy of the amendment to the Financial Intermediary’s address, as shown on the signature page hereof. If the Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Financial Intermediary’s objection must be in writing and be received by JPMDS within such thirty days.

7. The agreements contained in this Agreement made by the Trusts, on behalf of each of the Funds listed on Appendix A, are made on a several (and not joint, or joint and several) basis.

8. The names “JPMorgan Trust I,” JPMorgan Trust II,” “JPMorgan Trust III,” “JPMorgan Trust IV,” JPMorgan Fleming Series Trust, JPMorgan Value Opportunities Fund Inc. or “Undiscovered Managers Funds” refer to the Trusts. The obligations of each Trust (or the particular Fund thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust are made not individually, but in such capacities, and such obligations of each Trust (or the particular Fund thereof) are not binding upon any Trustee, shareholder or representative of that Trust personally, but bind only the assets of the applicable Trust (or the particular Fund thereof), and all persons dealing with that Trust (or particular Fund thereof) must look solely to the assets of the Trust (or the particular Fund thereof) for the enforcement of any claims against the Trust (or the particular Fund).

This Agreement shall become effective in this form as of the date executed by JPMDS and the Trusts or as of the first date thereafter upon which Financial Intermediary executes any transaction, performs any service, or receives any payment pursuant hereto.

9. Incorporation of Schedules A, B, and C

Financial Intermediary and JPMDS agree that the attached Schedules A, B, and C are incorporated into and made a part of this Agreement and all references herein to the Agreement shall include such Schedules.

JPMORGAN DISTRIBUTION SERVICES, INC. 1111 Polaris Parkway, Floor 1F, OH1-1019 Columbus, OH 43240

JPMorgan Trust I,

JPMorgan Trust II,

JPMorgan Trust III,

JPMorgan Trust IV,

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

Undiscovered Managers Funds

(on behalf of themselves and their Funds)

270 Park Avenue
New York, New York 10017

DTCC Number: 5599

By:	By:
Authorized Signature	Authorized Signature
Name:	Name:
Title:	Title:

Date:	Date:

Financial Intermediary Name

DTCC Number:

Address 1:

Address 2:

City:

State Zip Code

Phone:

Fax:

By:
Authorized Signature

Name:
Title:

Date:

SCHEDULE A

TRUSTS

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust III

JPMorgan Trust IV

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

Undiscovered Managers Funds

SCHEDULE B

Networking Fee Schedule

Applicable Funds	Networking Level(s)	Fee
All variable NAV funds, Classes A, B, C, Select and Institutional	Level 3	$ per year per customer position for accounts greater than $2,500.00 in balance.

SCHEDULE C

SHAREHOLDER ELIGIBILITY, LIQUIDTY FEE AND REDEMPTION GATE PROVISIONS

The MMFs advised by J.P. Morgan Investment Management Inc. or its affiliates disclose in their Registration Statement that the MMF is subject to certain limitations and restrictions pursuant to amendments to Rule 2a-7 under the Investment Company Act of 1940 (the “1940 Act”), as adopted by the Securities and Exchange Commission (“SEC”) on July 23, 2014 (as further amended from time-to-time, “Rule 2a-7”), including provisions relating to the calculation of net asset values (“NAVs”), imposition of liquidity fees on redemptions or the temporary suspension of redemptions (a “redemption gate”), and shareholder eligibility requirements. This Schedule E sets forth the obligations of the parties with respect to, among other items, shareholder eligibility, liquidity fees and redemption gates of MMFs, including provisions specific to retail money market funds (as defined under Rule 2a-7, “Retail MMFs”) or to those MMFs that do not qualify as government money market funds (as defined under Rule 2a-7) or Retail MMFs, or that cease to qualify as such (each, an “Institutional Non-Government MMF”).

1.	General

(i)	Financial Intermediary covenants and agrees to comply with all applicable terms and conditions of the Registration Statement, including but not limited to (1) the placing or processing of purchase, redemption and exchange orders and the timing thereof, (2) the implementation of liquidity fees and/or redemption gates, and (3) with respect to Retail MMFs, compliance with shareholder eligibility requirements as disclosed in the Registration Statement or as otherwise required by Rule 2a-7 or as interpreted by the SEC or its staff.

(ii)	Upon a MMF’s reasonable request, Financial Intermediary agrees to promptly provide the MMF or its designee with information separating customer orders received before and after each calculation of NAV (which may occur multiple times each day) or a time after which a MMF imposed, lifted or modified a liquidity fee or redemption gate for the MMF or its designee to validate the timing of Financial Intermediary’s receipt of orders to purchase, redeem or exchange the MMF’s shares (“Orders”) in good form.

2.	Liquidity Fees and Gates

(i)	Financial Intermediary agrees to promptly take such actions reasonably requested by a MMF or JPMDS, to impose, lift, or modify a liquidity fee or redemption gate, or assist the MMF or JPMDS in imposing, lifting or modifying a liquidity fee or redemption gate.

(ii)	If a MMF implements a liquidity fee, unless the Financial Intermediary undertakes to calculate and remit liquidity fees in accordance with the MMFs’ reasonable directions, the Financial Intermediary authorizes the MMF or JPMDS to calculate the liquidity fees owed to the MMF as a result of redemptions submitted through the Financial Intermediary (the “Fee Amount”) following the imposition of the liquidity fee and to withhold an amount equal to the Fee Amount from any redemption proceeds or other payments that the MMF owes to the Financial Intermediary in its sole discretion.

(iii)	Financial Intermediary may be notified by a MMF that a liquidity fee or redemption gate has been implemented via email, phone call, website disclosure or the filing of a supplement to the Registration Statement. To facilitate a MMF’s or JPMDS’s ability to calculate the Fee Amount, following such notification, the Financial Intermediary agrees to provide the MMF or JPMDS, before each NAV Calculation Time (as defined below), with the gross dollar amount and number of MMF shares that the Financial Intermediary’s customers tendered for redemption before the NAV Calculation Time and, if requested by the MMF, after the time at which the liquidity fee was imposed or before the time at which the liquidity fee was terminated or modified, as applicable.

(iv)	If a redemption gate is implemented by a MMF, the Financial Intermediary agrees to reject any redemption and exchange Orders in the MMF that it receives in good form while the redemption gate is in effect. To the extent required under applicable law or the terms of a MMF’s Registration Statement, Financial Intermediary further agrees to promptly re-confirm with its customers their intent to execute trades submitted during the implementation of a liquidity fee or redemption gate.

(v)	Financial Intermediary acknowledges that a MMF may pay a redemption request that the MMF determines in its sole discretion has been received in good order by the MMF or its agent before the imposition of a liquidity fee or redemption gate, provided, however, that the MMF or JPMDS may require the Financial Intermediary to provide evidence of receipt of the redemption request in good order prior to the applicable implementation time in its sole discretion.

3.	Retail MMFs

(i)	To the extent a MMF operates as a Retail MMF, Financial Intermediary agrees that on or before October 1, 2016 or such other date as may be in the Retail MMF’s Registration Statement, with respect to any shares of the Retail Fund purchased or held by or on behalf of its customers, it will: (1) adopt and implement policies, procedures and internal controls reasonably designed to limit all beneficial owners of such Retail MMF shares to natural persons (as such term is used or interpreted by the SEC or its staff), (2) take commercially reasonable efforts to ensure that all current and future beneficial owners of such Retail MMF shares are natural persons, and (3) promptly redeem any such Retail MMF shares of customers who do not qualify as natural persons.

(ii)	Upon the reasonable request of JPMDS, a Retail MMF or its authorized agent, Financial Intermediary will provide (1) copies (or a summary) of the policies, procedures and internal controls required under Section 3.(i) above, and (2) information or certification as to the adequacy of such procedures and the effectiveness of their implementation, in such form as may be reasonably satisfactory to the Retail MMF or Distributor.

(iii)	In the event the Financial Intermediary cannot redeem shares as provided in Section (i) above, the Financial Intermediary will promptly notify the Retail MMF and will comply with any requests from the Retail MMF or JPMDS relating to the involuntary redemption of such shares (including shares held in an omnibus account).

4.	Intraday NAV MMFs (No Agency)

With respect to a MMF that discloses in its Registration Statement that it calculates its NAV multiple times during each day the MMF is open for business (each such time, an “NAV Calculation Time”)(an “Intraday NAV MMF”), the parties agree as follows:

(i)	Orders submitted in accordance with the Registration Statement will be effected at the NAV calculated at the next NAV Calculation Time following acceptance of the Order in good form by the Intraday MMF, JPMDS, transfer agent or other agent authorized by the Intraday MMF to accept Orders.

(ii)	The Financial Intermediary understands and agrees that it is solely responsible for: (1) transmitting Orders to an Intraday NAV MMF on a timely basis and (2) any losses to its customers for Orders accepted by the Financial Intermediary before, but received and accepted by the Intraday NAV MMF after, a NAV Calculation Time.